Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 26, 2007, before the effects of the change in accounting classification as described in Note 2, accompanying the consolidated financial statements included in the Annual Report of United Capital Corp. and Subsidiaries on Form 10-K for the year ended December 31, 2007.  We hereby consent to the incorporation by reference of said report in the Registration Statements of United Capital Corp. on Form S-8 (Registration Nos. 33-28045, 33-65140, 333-28395, 333-57873 and 333-98645).

/s/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP

New York, New York
March 20, 2008